SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2004

Catuity Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30045	38-3518829
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2711 E. Jefferson Ave.
Detroit, Michigan 48207		(313)-567-4348
(Address of principal		(Registrant’s telephone number,
executive offices)		including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b), under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c), under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events

On November 1, 2004 Catuity announced shareholder approval and the details of the Company's reverse stock split in the press release below.

Catuity Shareholders Approve Reverse Stock Split in Record Vote;

Board of Directors Effect 1 for 15 Exchange Ratio, Effective Nov. 12

DETROIT, MI and SYDNEY, Australia (Monday, November 1, 2004) — Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a provider of POS-focused solutions, including loyalty, today announced that its shareholders overwhelmingly approved a reverse stock split in order to maintain the Company’s Nasdaq listing.

At a specially called meeting held in Sydney, the company reported that 7,183,173 shares were voted in favor of authorizing the board to effect a split. The shares represented 61.5% of all shares and is the largest ever participation in a proxy matter in the history of the company.

Separately, the Board of Directors authorized a 1 share for 15 shares reverse split with trading in the post-reverse shares to be effective on Nov. 12.

“Our shareholders have strongly endorsed the value of our Nasdaq listing and, from the largest institutional shareholder to the smallest retail investor, has supported this action to raise our share price to comply with Nasdaq’s listing rules,” said Duncan Mount, Chairman of the Board and one of the largest individual shareholders in Catuity. “This is an important benchmark as we continue our turnaround under a new CEO.”

On Monday, Catuity informed shareholders that it has been informally advised by Nasdaq staff that, on or about Thursday, November 4, 2004, the company will receive a letter from Nasdaq indicating its intent to de-list Catuity’s shares unless the Company appeals the determination. The Company will formally appeal the notification within the one-week period Nasdaq provides to do so.

“In informal discussions on Friday afternoon, Nasdaq expressed that they have no latitude under the rules to grant us any additional time,” said John Racine, the new President and CEO of Catuity Inc. “As a result, we will follow the normal process under Nasdaq’s rules and request a hearing to appeal the notice.”

Based on discussions with Nasdaq, an appeal hearing is held within approximately 45 days from the date that Catuity files its request. In the meantime, Catuity’s post-reverse shares will begin trading on November 12, 2004 on both Nasdaq and the ASX, and the Company will have traded for 10 consecutive trading days above $1.00 by the end of November.

“At that point we believe Nasdaq will determine that we have achieved full compliance and Catuity will receive a letter from Nasdaq stating that,” said Mr. Racine. “We are optimistic that appeal hearing will not need to be held. Technically, Nasdaq could still de-list the company, but, in consulting with our advisers, we believe that is unlikely to occur.”

The text of Mr. Mount’s address and slides from Mr. Racine’s presentation at the Special Shareholder Meeting today in Sydney have been filed with the SEC and ASX. They have also been posted on the Company’s website at www.catuity.com

“We appreciate the support from our shareholders and we are now focused on executing our narrowed sales plan of targeting the loyalty and gift card needs of specialty retailers with up to 250 stores in the North American market,’’ said Mr. Racine. “Shortly, we will complete an internal restructuring of our team and will be focused on generating revenue as we look through 2005 to reverse the company’s position.”

Catuity, Inc. makes the point of sale more profitable for its clients by delivering products and services that reduce costs and generate new revenue. More information on Catuity is available at its website: http://www.catuity.com.

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In conjunction with the provisions of the “Safe Harbor” section to the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company’s Form 10-K, which is filed with the US Securities & Exchange Commission.

Contact:	Jack Lowry	John Racine
	Catuity Inc.	Catuity Inc.
	313.567.4348, ext. 202	313.567.4348, ext. 206
	jackl@catuity.com	racine@catuity.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CATUITY INC. (Registrant)
By /s/ John H. Lowry
John H. Lowry
Date: November 1, 2004	Senior Vice President, Chief Financial Officer & Secretary

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